EXHIBIT 21.1

SUBSIDIARES

Sigma Development and Holding Co., Inc., a Florida corporation

Polaris Labs, Inc., a Florida corporation

DS Laboratories, Inc., a Florida corporation

Divine Skin Laboratories, S.A. D.E. C.V, a Mexican company

Nutra Origin, Inc., a Florida corporation